Filed Pursuant to Rule 424(b)(3)
Registration No. 333-185695

equinoxfunds.com
c/o Phoenix American
Financial Services, Inc.
2401 Kerner Boulevard
San Rafael, CA 94901 P
1.877.837.0600 Opt #2 F
415.485. 4553

November 2014 Performance Update

Equinox Frontier Funds Supplement Dated November 30, 2014 to Prospectus Dated April 30, 2014.

Equinox Frontier Funds Class 2

EQUINOX FRONTIER FUNDS’ GOAL : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

November performance for the Equinox Frontier Funds is detailed below:*

Equinox Frontier Funds Class 2	November 30, 2014 MTD	November 30, 2014 YTD	NAV / Unit
Equinox Frontier Diversified Fund-2	10.82%	27.00%	$119.83
Equinox Frontier Long/Short Commodity Fund-2a	5.84%	19.80%	$120.20
Equinox Frontier Masters Fund-2	8.86%	24.51%	$123.84

Additional information, including monthly rates of return, concerning the aforementioned Funds and the Trading Advisor(s) is contained in the Prospectus and the respective Fund’s Appendix to the Prospectus.

*	The above table sets forth the actual performance of the Fund and Class as of November 30, 2014. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Fund.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF EQUINOX FRONTIER FUNDS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

EQUINOX FRONTIER DIVERSIFIED FUND - Class 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2014

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$3,058,758.96
Unrealized trading gain (loss)	1,053,275.42
Less: Commissions	(45,457.79)
Less: Trading Fee paid to Managing Owner	(58,122.55)
Interest income	25,531.89

Total Income	4,033,985.93
EXPENSES
Broker service fees	6,128.20
Incentive fees	660,706.31
Management fees	41,199.76

Total Expenses	708,034.27

Net Income (Loss)	$3,325,951.66

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	285,206.32769	$30,838,324.42	$108.13
Current month additions	554.88021	62,500.00
Current month redemptions	(2,967.24735)	(339,546.71)
Net income (loss) for current month		3,325,951.66	11.70

Net asset value, end of current month	282,793.96055	$33,887,229.37	$119.83

Monthly rate of return			10.82%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER DIVERSIFIED FUND - Class 2

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 2a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2014

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$208,081.60
Unrealized trading gain (loss)	(83,908.11)
Less: Commissions	(4,510.98)
Less: Trading Fee paid to Managing Owner	(3,415.95)
Interest income	1,475.22

Total Income	117,721.78
EXPENSES
Broker service fees	360.23
Incentive fees	8,308.91
Management fees	3,112.07

Total Expenses	11,781.21

Net Income (Loss)	$105,940.57

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	16,446.30462	$1,867,704.36	$113.56
Current month additions	0.00000	0.00
Current month redemptions	(836.83248)	(97,400.39)
Net income (loss) for current month		105,940.57	6.64

Net asset value, end of current month	15,609.47214	$1,876,244.54	$120.20

Monthly rate of return			5.84%

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 2a

EQUINOX FRONTIER MASTERS FUND - Class 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$662,669.36
Unrealized trading gain (loss)	198,858.45
Less: Commissions	(3,901.48)
Less: Trading Fee paid to Managing Owner	(14,936.76)
Interest income	7,231.95

Total Income	849,921.52
EXPENSES
Broker service fees	1,575.16
Incentive fees	128,878.35
Management fees	15,328.39

Total Expenses	145,781.90

Net Income (Loss)	$704,139.62

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	69,841.09822	$7,944,917.06	$113.76
Current month additions	0.00000	0.00
Current month redemptions	(220.72861)	(27,334.82)
Net income (loss) for current month		704,139.62	10.08

Net asset value, end of current month	69,620.36961	$8,621,721.86	$123.84

Monthly rate of return			8.86%

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER MASTERS FUND - Class 2

EQUINOX FRONTIER DIVERSIFIED FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2014

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$5,296,448.65
Unrealized trading gain (loss)	1,795,024.31
Less: Commissions	(78,890.09)
Less: Trading Fee paid to Managing Owner	(100,746.21)
Interest income	44,268.40

Total Income	6,956,105.06
EXPENSES
Trading fees	0.00
Broker service fees	34,153.63
Incentive fees	1,137,553.48
Management fees	71,416.65

Total Expenses	1,243,123.76

Net Income (Loss)	$5,712,981.30

Statement of Changes in Net Asset Value

			Aggregate
			Net Asset Value
	Units	Dollars	per unit*
Net asset value, beginning of month	518,005.43834	$53,807,180.80	$103.87
Current month additions	1,771.22288	189,280.62
Current month redemptions	(16,575.34300)	(1,745,849.86)
Net income (loss) for current month		5,712,981.30	11.32

Net asset value, end of current month	503,201.31822	$57,963,592.86	$115.19

Monthly rate of return			10.89%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER DIVERSIFIED FUND

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2014

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$1,992,345.32
Unrealized trading gain (loss)	(797,132.73)
Less: Commissions	(43,044.09)
Less: Trading Fee paid to Managing Owner	(21,363.87)
Interest income	14,137.75

Total Income	1,144,942.38
EXPENSES
Trading fees	0.00
Broker service fees	9,991.08
Incentive fees	80,157.71
Management fees	40,165.81

Total Expenses	130,314.60

Net Income (Loss)	$1,014,627.78

Statement of Changes in Net Asset Value

			Aggregate
			Net Asset Value
	Units	Dollars	per unit*
Net asset value, beginning of month	145,079.85339	$17,614,321.17	$121.41
Current month additions	97.50217	11,612.25
Current month redemptions	(2,842.23770)	(351,971.56)
Net income (loss) for current month		1,014,627.77	7.08

Net asset value, end of current month	142,335.11786	$18,288,589.64	$128.49

Monthly rate of return			5.83%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

EQUINOX FRONTIER MASTERS FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$1,938,029.80
Unrealized trading gain (loss)	580,859.79
Less: Commissions	(11,407.89)
Less: Trading Fee paid to Managing Owner	(43,708.48)
Interest income	21,160.82

Total Income	2,484,934.04
EXPENSES
Trading fees	0.00
Broker service fees	19,627.10
Incentive fees	376,670.21
Management fees	44,853.47

Total Expenses	441,150.78

Net Income (Loss)	$2,043,783.26

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	217,961.63284	$23,339,832.43	$107.08
Current month additions	7,458.55690	812,804.37
Current month redemptions	(9,243.80348)	(992,905.17)
Net income (loss) for current month		2,043,783.26	9.51

Net asset value, end of current month	216,176.38626	$25,203,514.89	$116.59

Monthly rate of return			8.88%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER MASTERS FUND